Exhibit 99.1

Sarah Cavanaugh

Vice President of Investor Relations &
Corp Communications

Celldex Therapeutics, Inc.

(781) 433-3161

scavanaugh@celldex.com

Celldex Therapeutics Prices Public Offering of Common Stock

HAMPTON, NJ (December 4, 2013):  Celldex Therapeutics, Inc. (NASDAQ: CLDX)  today announced the pricing of an underwritten public offering of 7,000,000 shares of its common stock, offered at a price to the public of $24.50 per share for an aggregate offering of $171,500,000 of common stock. The net proceeds to Celldex from this offering are expected to be approximately $162,725,000, after deducting underwriting discounts and commissions and other estimated offering expenses payable by Celldex. The underwriters have been granted a 30-day option to purchase up to an aggregate of 1,050,000 additional shares of common stock. The offering is expected to close on or about December 10, 2013, subject to customary closing conditions.

Jefferies LLC and Leerink Swann LLC are acting as joint book-running managers of the offering. Guggenheim Securities, Oppenheimer & Co. Inc., Wedbush PacGrow Life Sciences, Brean Capital, LLC, Cantor Fitzgerald & Co. and Roth Capital Partners are acting as co-managers of the offering.

Celldex anticipates using the net proceeds from the offering to fund Celldex’s clinical trials of its product candidates and for working capital and other general corporate purposes.

A shelf registration statement relating to the shares was filed with the SEC and is effective and a preliminary prospectus supplement related to the offering has also been filed. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary and final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com or from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 800-808-7525 or by email at Syndicate@Leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline is built from a proprietary portfolio of antibodies and immunomodulators used alone and in strategic combinations to create novel, disease-specific therapies that induce, enhance or suppress the body’s immune response.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), glembatumumab vedotin (“glemba”; CDX-011), CDX-1135, CDX-1401, CDX-1127, CDX-301, Belinostat and other products. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of rindopepimut, glembatumumab vedotin and other drug candidates, our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; our ability to adapt our APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; the uncertainties inherent in clinical testing; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage research and development efforts for multiple products at varying stages of development; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.